Registration No. 333-102526

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM S-8

                            REGISTRATION STATEMENT
                                    under
                          THE SECURITIES ACT OF 1933

                          BIOPHAN TECHNOLOGIES, INC.
              (Exact name of issuer as specified in its charter)

                Nevada                              82-0507874
     (State or other jurisdiction of             (I.R.S. Employer
      incorporation or organization)           Identification Number)

     150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586
          (Address of Principal Executive Offices)              (Zip Code)

                 Consulting Services Agreement with Eric Marton
               Consulting Services Agreement with Steve Schiffman
                          (Full title of the plan)

                             Michael L. Weiner
                          Chief Executive Officer
                    150 Lucius Gordon Drive, Suite 215
                      West Henrietta, New York 14586
                  (Name and address of agent for service)

                              (585) 214-2441
        (Telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

                                        Proposed      Proposed
                                        Maximum       Maximum
                             Amount     Offering      Aggregate   Amount of
Title of Securities          to Be      Price         Offering    Registration
to be Registered             Registered Per Share     Price       Fee
------------------------------------------------------------------------------
Common Stock, par value      2,000,000  $ 0.20 per    $ 400,000   $ 32.36
$.005 (1)                    Shares     Share
==============================================================================
                                                TOTAL FEE         $ 32.36

(1) Based upon 2,000,000 shares of common stock issuable under the Consulting Services Agreements covered by this registration statement. The fee with respect to these shares has been calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the last sale reported for the Issuer's common stock on August 13, 2003, as reported by The OTC Bulletin Board.


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Part I  -   INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

    All information required by Part I to be contained in the prospectus is omitted from this registration statement on Form S-8 in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").


Part  II  -  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference

    The following documents are incorporated by reference in this registration statement by Biophan Technologies, Inc. (the "Company") and made a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

    (a) The Company's latest annual report on Form 10-KSB and Form 10-KSB/A for the fiscal year ended February 28, 2003, filed with the Commission on May 29, 2003 and June 13, 2003, respectively which contains audited financial statements for the Company's fiscal year ended February 28, 2003.

    (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended May 31, 2003 filed with the Commission on July 15, 2003.

    (c) The Company's definitive Proxy Statement for the Company's 2003 Annual Meeting of Shareholders filed with the Commission on July 30, 2003.

    (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2 effective on July 11, 2003.

    All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1943, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.



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    No description of the class of securities (i.e., the $.005 par value common stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

Item 5.        Interest of Named Experts and Counsel.

    Not applicable pursuant to the amount limitations set forth in instruction 1 to Item 509 of Regulation S-B.

Item 6.        Indemnification of Directors and Officers.

    Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

  (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

  (iii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

    This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

    As permitted by Nevada law, the Company's By-Laws include a provision which provides for indemnification of a director or officer by the Company against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the Company.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.        Exemption from Registration Claimed.

    Not applicable.

Item 8.        Exhibits.

    (a)  The following exhibits are filed with this registration statement:


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Exhibit No.           Exhibit Name
-----------           ------------
 5.1    Opinion of Boylan, Brown, Code, Vigdor & Wilson LLP
23.1    Consent of Goldstein Golub Kessler LLP, Independent Auditor.
23.2    Consent of Boylan, Brown, Code, Vigdor & Wilson LLP (included in
        Exhibit 5.1).
99.1    Consulting Services Agreement - Eric Marton.
99.2    Non-Qualified Stock Option Agreement - Eric Marton.
99.3    Consulting Services Agreement - Steve Schiffman.
99.4    Non-Qualified Stock Option Agreement - Steve Schiffman.

Item 9.        Undertakings.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Henrietta, State of New York, on this 18th day of August 2003.



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                                       BIOPHAN TECHNOLOGIES, INC. (REGISTRANT)


                                       By:/S/   MICHAEL L. WEINER
                                                 -----------------------------
                                       Michael. Weiner, President and
                                       Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                               Date
---------------------    ---------------------------         ---------------

/s/ Michael L. Weiner    President, Chief Executive          August 18, 2003
---------------------    Officer and Director
Michael L. Weiner       (Principal Executive Officer)


/s/ Robert J. Wood       Vice President, Treasurer and       August 18, 2003
---------------------   (Principal Financial and Accounting
Robert J. Wood           Officer)

/s/ David A. Miller      Secretary                           August 18, 2003
---------------------
David A. Miller


/s/ Guenter H. Jaensch   Director                            August 18, 2003
---------------------
Guenter H. Jaensch


/s/ Ross B. Kenzie       Director                            August 18, 2003
---------------------
Ross B. Kenzie


/s/ Steven Katz          Director                            August 18, 2003
---------------------
Steven Katz


/s/ Robert S. Bramson    Director                            August 18, 2003
---------------------
Robert S. Bramson




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